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   N E W S
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                                                       MERRILLVILLE, IN 46410

                                                          EXHIBIT 99.1
FOR IMMEDIATE RELEASE
May 13, 2003


FOR ADDITIONAL INFORMATION
MEDIA                                         INVESTORS
Mark Friedlander                              Dennis Senchak
Corporate Spokesperson                        Vice President, Investor Relations
(219) 647-6217                                (219) 647-6085
mfriedland@nisource.com                       senchak@nisource.com

                                              Randy Hulen
                                              Director, Investor Relations
                                              (219) 647-5688
                                              rghulen@nisource.com

                                              Rae Kozlowski
                                              Manager, Investor Relations
                                              (219) 647-6083
                                              ekozlowski@nisource.com



                       NISOURCE COMMENTS ON MOODY'S REVIEW

MERRILLVILLE, IND. - NiSource Inc. (NYSE:NI) Chairman, President and Chief Executive Officer Gary L. Neale today expressed disappointment with the decision by Moody's Investors Service to review NiSource's credit rating for possible downgrade, but stated that he remained confident NiSource would be able to demonstrate to Moody's that the company's continuing actions to reduce debt warrant an investment grade rating.

Neale added that NiSource has very strong cash flow and current liquidity of approximately $775 million. In the event a downgrade were to happen, collateral calls resulting from ratings triggers would be limited to $275 million and no default would be created under any of NiSource's loan agreements. Neale went on to say, "NiSource has been working with Moody's, reviewing different options to reduce debt leverage. The company has reduced its debt by almost $2 billion over the last 15 months and also reduced its business risk profile by selling non-core, unregulated assets and has, for example, exited the gas trading business." Neale added that NiSource compares favorably to its peers in many respects and therefore, deserves an investment grade credit rating.

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ABOUT NISOURCE
NiSource Inc. is a Fortune 500 holding company with headquarters in Merrillville, Ind., whose core operating companies engage in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to
3.7 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com.

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